UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

CNL LIFESTYLE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51288	20-0183627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Engagement of CBRE Capital Advisors, Inc.

On February 18, 2015, CNL Lifestyle Properties, Inc. (the “Company”) announced the Company’s engagement of CBRE Capital Advisors, Inc. (“CBRE Cap”), an independent investment banking firm, to assist with a valuation of the Company and an estimation of its net asset value per share of common stock (“NAV”) as of December 31, 2014 (the “December 31, 2014 NAV”). Correspondence providing the information in this Current Report on Form 8-K may be sent to certain registered representatives.

Background

In November 2013, the Company’s board of directors (the “Board”) initiated a process for the Company to conduct a detailed financial analysis, with assistance from CBRE Cap, in the estimation of its NAV as of December 31, 2013. On March 4, 2014, after review of a valuation report prepared by CBRE Cap, the Audit Committee of the Board, comprised solely of independent directors (the “Audit Committee”), recommended to the Board and the Board unanimously approved $6.85 as the estimated NAV of the Company’s common stock as of December 31, 2013 (the “December 31, 2013 NAV”). CBRE Cap is not responsible for the Board’s determination of the December 31, 2013 NAV.

New Valuation as of December 31, 2014

In order to assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participated in the Company’s public offering, the Company intends to periodically disclose estimated NAV per share of the Company’s common stock, the method by which such NAV was developed, and the date of the data used to develop the estimated NAV per share. In connection therewith, on December 15, 2014, the Audit Committee and the Board approved the engagement of CBRE Cap to assist the Audit Committee in its estimation of the Company’s December 31, 2014 NAV based on certain methodologies set forth by the Investment Program Association (“IPA”) in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013.

Upon the receipt, analysis and consideration of a valuation report from CBRE Cap, which report will include property level and aggregate valuation analyses of the Company, and a range for the estimated December 31, 2014 NAV (the “Valuation Report”), and based on such other factors as the Audit Committee deems appropriate, the Audit Committee expects to make a recommendation to the Board regarding, and the Board will establish and announce, a December 31, 2014 NAV in March 2015.

CBRE Group, Inc., (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world’s largest commercial real estate services and investment firms (in terms of 2013 revenue). CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services. The Audit Committee and the Board elected to engage CBRE Cap based on many factors including but not limited to (i) CBRE Cap’s and its affiliates’ substantial experience in the valuation of assets similar to those owned by the Company, (ii) CBRE Cap’s experience in undertaking the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions, and (iii) CBRE Cap’s familiarity with the Company’s business model and portfolio of assets. For preparation of the Valuation Report, the Company will pay CBRE Cap a customary fee for services of this nature, no part of which will be contingent relating to the provision of services or specific findings.

In addition to the Company’s engagement of CBRE Cap in connection with the forthcoming valuation, during the past three years the Company and various affiliates of the Company have engaged CBRE Cap and other affiliates of CBRE for various real estate-related services and/or to serve as a third-party valuation advisor. The Company is not affiliated with CBRE, CBRE Cap or any of their affiliates. While the Company or other affiliates of the Company have engaged and may engage in the future CBRE, CBRE Cap or their affiliates for commercial real estate services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of CBRE Cap. In the ordinary course of business, CBRE, its affiliates, directors and officers may structure and effect transactions for its own account or for the accounts of its customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

Webinar

At a time and date to be announced in March 2015, the Company will hold a webinar to discuss the results of its December 31, 2014 NAV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2015		CNL LIFESTYLE PROPERTIES, INC. a Maryland Corporation

	By:	/s/ Joseph T. Johnson
Joseph T. Johnson Chief Financial Officer, Senior Vice President and Treasurer